INVESTOR SERVICES AGREEMENT

An agreement between:

MacKenzie Capital Management, LP

which is identified as first person pronouns such as “we”, “our”, and “us”,

and

MacKenzie Realty Capital
89 Davis Road, Suite 100
Orinda CA 94563

which is identified as second person pronouns such as “you” or “your”.  Pronouns such as “both of us”, “either of us”, or “either party” applies to you and us equally.  The term “Agreement” refers to the Investor Services Agreement and the “effective date” is the last date both of us have signed this Agreement.

TYPES OF SERVICES

This document describes our responsibilities, fees and the types of administrative services we agree to provide to you hereunder including, but not limited to, such as investor services, subscription document input, commission processing, distribution processing, transfers and tax reporting.

INVESTOR SERVICES

Fund Set-Up

1.	We will be responsible for the initial set-up of your data in the Vault computer system.
2.	We will be responsible for project management of the software application.
3.	We will provide assistance in setting up system and manual procedures.
4.	We will provide assistance with investor form and report designs.

On-going Investor Services

1.	We will maintain investor data based upon receipt of approved forms such as custodian changes, address changes, transfer and distribution redirection.
2.	We will update investor and investment information on our server.
3.	We will prepare and mail address change confirmations to the old and new address.
4.	We will provide commission and distribution processing as described in this Agreement
5.	We will maintain appropriate levels of staffing during normal business hours.
6.	We will meet compliance with the Securities and Exchange Commission requirements for managing investor information.
7.	We will provide SEC auditors access to investor documentation and assist them in any efforts to verify compliance with their rules and regulations.

TRANSFER AGENT SERVICES

We will process transfers within the rules, regulations and guidelines established by the prospectus for the security as well as the U.S. Securities and Exchange Commission (the “SEC”), Financial Industry Regulatory Authority (FINRA), the New York, American or NASDAQ Stock Exchanges, or any other regulatory agency or self-regulatory organization with jurisdiction in stock transfer or handling services.  The transfer process shall include:

○	Check good delivery of request and process transfer within the required legal time frame as established by stock transfer government agencies.
○
Any transfer request not in good delivery form will be rejected to the requestor or with clear communication specifying the requirements for completion.  Any forms or written materials used in this communication are subject to your approval.

○	Issue the certificate for the exchange (if applicable).
○	Issue confirmation statement for “book” investments (non-certificated).
○	Perform transfers and allocations as of effective dates.
○	Update investor and investment files on our server.
○	We will send confirmation of transfers to: transferor, transferee, custodians, and broker of record for both transferee and transferor.
○	There shall be no additional charge associated with changing beneficiaries on a transfer on death (TOD) as long as the registration does not change.
○
We will maintain appropriate records to monitor response time, including date stamp of all written correspondence whether received directly from you, an Investor or an Investor Services representative.

○	We will cooperate with your independent public accountants and shall take all reasonable action to make any information available to such accountants as requested by them or you.
○	We will provide SEC auditors access to all transfer documentation and assist them in any efforts to verify compliance with their rules and regulations.
○	We will provide information back to you on a periodic basis so that you will have current transfer information, including transfer logs provided to you on a monthly basis.
○	We will file lost certificate reports for all lost Certificates as required by the Securities and Exchange Act of 1934 Rule 17f-1.

We will charge the transferor a transfer request fee of $75 per each transfer request (to the investor).  This fee covers the administrative costs of reviewing and gathering transfer paperwork.  We will process custodial transfers for a fee of $75 per each transfer request.

Items Not Included in Investor Services/Transfer Agent Services Fee

These items will be billed back to you in addition to the monthly fee.

1.	Any direct miscellaneous expenses incurred on your behalf for the following:
	a.	Toll free telephone number set-up and monthly charges, long-distance telephone calls to/from you or your investors plus applicable service fees and taxes and any long distance.
	b.	Mail house charges for items we pay on your behalf.
	c.	Outside printer or copying costs for items for your account we pay on your behalf.
	d.	Postage, overnight delivery or shipping of investor documents.

2.	All travel expenses incurred on your behalf will be billed back to you at our actual costs, provided you shall approve all of our reasonable travel before expenses are incurred.

DISTRIBUTION PROCESSING SERVICES

Our services for processing distributions include the following.

1.	Process return of capital and dividend distribution amounts payable to investors and/or custodians
2.	Prepare a file for printing of distribution checks to your investors and/or custodians
3.	Prepare a check register detail report
4.	Distribution payments will be issued via check or ACH
5.	We will coordinate printing and mailing.
6.	Update on-line distribution inquiry files for data stored on Vault
7.	Provide on-line check inquiry for data stored on Vault
8.	Receive investor and/or broker check replacement requests
9.	Issue stop-payments on checks (bank charges will be billed back to you at our cost)
10.	Reissue replacement checks to investors and/or custodians
11.	Reconciliation of bank statements and/or clearing of checks electronically in Vault will be performed.
12.	If we are not reconciling your bank statement, we will clear your paid checks via an electronic file from your bank and reconcile to the Vault database.
13.	If we pay bank service fees on your behalf, we will bill those back to you at our cost.
14.	Printing and postage will be billed back at our cost if we pay these items on your behalf.

You will be required to deposit in full the appropriate amount of funds into the disbursing bank account at least two business days before the disbursement of funds can be made.  We reserve the right to withhold issuance of checks, ACHs, wires, etc. until such funds are deposited and verified.

OTHER SERVICES

A.	Subscription Request Document Processing Fee (SRD)

We will process the SRD as described below.  Our services include the following unless otherwise noted:

○	Receive, review and verify the SRD according to the security offering investor document requirements as provided by the sponsor.
○	Search the existing investor database to determine if the investor ID has already been established.
○	Key the SRD information into the system.
○	Enter representative, broker and/or custodian information into the database if they currently don’t exist.
○	Submit the SRD to the Quality Control Department for review and approval.
○	We will create and mail a confirmation letter on a mutually agreed upon basis to the following parties as applicable.
	o	Investor
	o	Selling Representative
	o	Custodian

•	If you chose to process the SRD, we will provide the following services. You will be required to provide us with either the original SRD or a PDF of the SRD.
•	The SRD or PDF will be submitted to the Quality Control Department for review and approval.
•	We will attach the SRD PDF to the investor account.
•	We will create and mail a confirmation letter on a mutually agreed upon basis to the following parties as applicable.
	o	Investor
	o	Selling Representative
	o	Custodian

B.	SRD Cures:
o
Any SRD not in good order will be rejected to you, or the requestor if you so designate, with clear communication specifying the requirements for completion.  Any forms or written materials used in this communication are subject to your approval.

o	We will contact the broker dealer for the resolution of problems related to the SRD
o	Search existing investor database to find if investor ID has already been established.
o	Enter subscription document information.
o	Enter distribution payee information and ACH account information.
o	Receive investor payments, process and deposit checks.
o	Produce a subscription document batch report and a deposit report for the daily activity.
o	Create and mail Confirmation of Receipt of Funds Letters or similar.

C.	Commission Processing Services

1.	We will prepare and issue a commission payment to the selling firm to include marketing reallowance fee and front-end subscription document fee.
2.	We will prepare and issue a commission detail report to the selling firm.
3.	Commission payments will be issued via check.
4.	We will update the investor and investment files on our server.
5.	We will provide the following reports on a daily basis:
	a.	Cash Deposit Report
	b.	SRD detail report
	c.	Cure Report listing SRD’s that need to be cured or fixed if the document did not meet the requirements for admittance.

E.	Investor Primary Contact Services

•	We will establish a toll free number or transfer your existing number for investors to call.
•	Expenses associated with the toll free number will be billed back to you at our cost.
•
We will provide a call center between the hours of 7:30 a.m. through 4:00 p.m. Pacific Time, Monday through Friday (excluding normal business holidays), for your investors administrative information concerning their investment such as account information, distribution history, and tax forms as included on our system.

•	We will maintain appropriate levels of staffing during normal business hours for handling investor’s calls to minimize calls that go directly to voice mailbox.

Our services include the following:
•	Assist accountants in 1099/W-9 calculations and processing
•	Update 1099/W-9 Inquiry files.
•	Assist with creation of an acceptable electronic or paper format for filing in required states.
•	Create a history file for the 1099 which can be used for reprints.

F.	Investor and Representative Web Portal Access

We will provide an Investor and Representative Web Portal that provides your investors and/or representatives with online access to investor information via a website hosted by us, password and other security features, updates to accounts on the web and on our system based upon authorized changes.  We provide access to your investor accounts directly from a link on your company’s website.

Initial Set-Up, Conversion, Report Set-Up and Training

We will be responsible for the initial set-up of your data and users in the Vault system.

This contract is effective as of the last signing date below.  Upon completion of the conversion, we will establish the mutually agreed date upon which we assume Transfer Agent responsibilities and we will send proper notification to the appropriate parties.

MacKenzie Capital Management, LP MacKenzie Realty Capital

Chip Patterson, Managing Director Rob Dixon, President

Effective Date: November 1, 2018

Standard Terms and Conditions

Billing

We will bill for these services monthly, as incurred except as expressly indicated in this Agreement.

Computer Software

All computer software, programs, routines, documentation and other material used or developed by us in connection with this Agreement (other than data relating specifically to you or your clients), shall be the sole property of ours, and you shall not have or retain any proprietary rights in any such material or assert claim(s) that such material be considered works made for hire.  Notwithstanding the foregoing, during the term of this Agreement, we shall grant to you a worldwide, royalty-free, and nontransferable, and nonexclusive right to use our software so that you may receive the full benefit of the Services.  Such right shall terminate upon the termination of this Agreement.

Confidentiality

Each party may use the Confidential Information (as hereinafter defined) of the other party only for the purpose of performing or receiving the Services hereunder.  Each party shall use the same care and discretion, but in no event less than reasonable care and discretion, to prevent disclosure, publication or dissemination of the Confidential Information of the other party as it employs with similar information of its own.  Disclosure by either party of the Confidential Information may be made only to its employees, agents, brokers or independent contractors who are directly involved in performing or receiving the Services.  As used herein the term “Confidential Information” shall mean any and all written or tangible data and information relating which is disclosed by one party to the other pursuant to this Agreement and marked as “Confidential Information” (or the equivalent).  Confidential Information shall not include information which: (a) is now, or hereafter becomes, through no act or failure on the part of the receiving party, generally known or available to the public; (b) is rightfully known by the receiving party at the time of receiving such information; (c) is furnished to others by the disclosing party without restrictions on disclosure; (d) is hereby rightfully furnished to receiving party by a third party without any breach of any confidentiality obligation by the third party; (e) is independently developed by the receiving party without any breach of this Agreement; or (f) is required to be disclosed by the receiving party by law or regulation, or governmental or judicial action after all reasonably available legal remedies to maintain the confidentiality of such information have been exhausted (at the disclosing party’s expense).  Unless otherwise consented to in writing, the parties shall keep the terms of this Agreement strictly confidential and may not make disclosure of this Agreement to any third party.

Renewal

This agreement shall automatically renew January 1 of each year, without the need for additional written agreements unless a termination notice has been delivered to you by us not later than ninety (90) days prior to termination date.

Termination

Upon ninety (90) days written notification, our engagement hereunder may be terminated at any time by either of us.  Notwithstanding anything contained in this Agreement to the contrary, either party may terminate this Agreement by written notice in the event of material breach by the other party of this Agreement in which the material breach is not cured within thirty (30) days after written notice by the non-breaching party.  You will pay us for any undisputed fees and expenses incurred prior to the effective date of termination.  Upon termination of this Agreement, both you and we will return promptly any confidential information of the other party.  In the event of termination we shall reasonably cooperate with you to allow you the opportunity to engage a new service provider and to transfer all of your records, including investor’s records, to the new service provider.

Excusable Delay

Neither party will be liable for any failure or delay in the performance of their respective obligations, outside the scope of our Disaster Recovery Plan, under this Agreement to the extent such failure or delay is caused, directly or indirectly, without fault by such party, by fire, flood, earthquake, elements of nature or acts of God; labor disruptions or strikes, telecommunications failures, governmental action, or any other similar or dissimilar cause beyond the reasonable control of such party.

Indemnification

You agree to defend, indemnify and hold harmless us, our directors, officers, employees and agents (each such person being an “Indemnified Party”), from and against any and all demands, losses, claims, damages, liabilities, settlements, awards, judgments, fines, penalties, costs or expenses whatsoever to which any such Indemnified Party may become subject under any applicable law or otherwise, caused by, related to or arising out of the Services undertaken by us pursuant to this Agreement and shall reimburse any Indemnified Party for all expenses (including reasonable counsel fees) incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising there from.  You will not be liable under the foregoing sentence to the extent that any demand, loss, claim, damage, liability, settlement, award, judgment, fine, penalty, cost or expense, is caused by, related to, arises out of or results from our willful misconduct or that of our directors, officers, employees and agents.  You further agree to indemnify and hold us harmless for, from and against any and all losses, claims, damages and liabilities whatsoever related to or arising out of the issue, reissue, or escheatment of distribution checks paid to investors, or commission checks prior to the date we begin the processing of your distributions, as well as any bank account or other account reconciliations for distributions performed by any one other than us.

Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of California, exclusive of its conflicts of laws principles.

Dispute Resolution

A.           Dispute Resolution.  Prior to the initiation of binding arbitration as detailed below, the Parties shall first attempt to resolve their dispute informally.  Every Effort should be made to resolve all disputes at the lowest possible level of authority.  The Parties will use their best efforts to arrange personal meetings and/or telephone conferences as needed.  Each negotiator will have the authority to negotiate and enter into a settlement of the dispute on heir respective company’s behalf.

B.           Non-Binding Mediation.  In the event the Parties cannot agree upon an acceptable resolution process by internal escalation attempts, any of the Party may elect to initiate non-binding mediation.  Either Party may commence mediation through the Judicial Arbitration and Mediation Service (“JAMS”), by providing to JAMS and the other Party a written request for mediation, setting for the subject of the dispute in the relief requested.  The Parties will cooperate with JAMS and with one another in selecting a mediator from JAMS panel of neutrals, and in scheduling the mediation, which will be held in San Francisco, CA.  The Parties covenant that they will participate in the mediation in good faith.  Each Party will be responsible for its own costs and expenses.  All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the Parties, their agents, employees, experts and attorneys, and by the mediator and any JAMS employees, are considered confidential, privileged and inadmissible for any purpose in any other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.  Mediation may continue after the commencement of an arbitration proceeding, if the parties so desire.

C.           Binding Arbitration.  If the dispute between the Parties cannot be resolved via internal escalation or non-binding mediation as set forth above following the date of the notification letter setting forth the particulars of the dispute, either Party may indicate arbitration proceedings pursuant to the Commercial Arbitration Rules established by JAMS then in effect.  Such arbitration shall take place in San Francisco, CA, and shall apply the governing law of this Agreement.  The arbitration shall be conducted before one neutral arbitrator, whom the Parties shall mutually select.  The decision or award of the arbitrator shall set forth the basis for the decision or award, and shall be final, non-appealable (to any court of competent jurisdiction) and binding upon the Parties, and may be enforced and executed upon in any court having jurisdiction over the Party against whom the enforcement of such decision or award is sought.

The prevailing Party in the arbitration proceedings shall be entitled to recover from the other Party its reasonable attorneys’ fees and costs associated with the arbitration proceedings.

Warranties

We will exercise reasonable care in the performance of the Services.  EXCEPT FOR EXPRESS WARRANTIES PROVIDED IN THIS AGREEMENT, WE MAKE NO WARRANTY OF ANY KIND OR NATURE, WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE.

Limitation of Liability

In the event of an error by us in performing the Services, our sole and exclusive liability under this Agreement and your sole and exclusive remedy is for us to re-perform the non-conforming portion of the Services or otherwise correct the error to your satisfaction, provided that you promptly advise us of the error upon discovery by or notification to you.  If it is not feasible for us to re-perform the Services or make such correction, we will refund any payments made by you to us for the specific non-conforming item.  We shall absorb any administrative cost associated with errors made on our behalf.

Our liability under this Agreement for any and all damages arising from or related to any and all causes not covered by the paragraph immediately above is limited to the lesser of (i) the amount of direct damages incurred by you and (ii) the amount paid by you for the particular Services giving rise to the claim.

IN NO EVENT WILL EITHER PARTY BE LIABLE FOR SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES SUFFERED BY THE OTHER PARTY, INCLUDING LOSS OF DATA, LOSS OF PROFITS OR GOODWILL, ARISING OUT OF THE PERFORMANCE OR NON-PERFORMANCE OF A PARTY UNDER THIS AGREEMENT, WHETHER FOR BREACH OF WARRANTY OR CONTRACT AND EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES: PROVIDE YOU SHALL REMAIN LIABLE FOR PAYMENT OF UNDISPUTED FEES IN ACCORDANCE WITH THIS AGREEMENT.  Notwithstanding the above, this Section shall not apply to damages arising from breach of a party’s confidentiality obligations or to a party’s indemnification obligations.

Notices

Any notice or document required or permitted to be given under this Agreement shall be given in writing and shall be deemed received (i) when personally delivered to the relevant party at such party’s address as set forth on the cover page of this Agreement, (ii) if sent by mail (which must be certified or registered mail, postage prepaid) or overnight courier, when received or rejected by the relevant party at such party’s address as set forth on the cover page of this Agreement, or (iii) if sent by facsimile, when confirmation of delivery is received by the sending party.

Waiver

No waiver by either party of any breach by the other party of any provision of this Agreement shall be deemed to act as a waiver of any breach, whether prior or subsequent, of the same provision or any other provision of this Agreement.

Relationship; Benefit

This Agreement is a contract for services only and does not create a joint venture or fund agreement between us in any form or manner.  We are an independent contractor, and neither us nor our employees are, or shall be deemed, your employees.  The provisions of this Agreement are intended to benefit only the parties hereto, and no rights shall be granted to any other person by virtue of this Agreement.

Entire Agreement

This Agreement contains the entire agreement between us and you and no representations, inducements, promises or agreements oral or otherwise not embodied herein shall be of any force or effect.  If any provisions of this Agreement are held for any reason to be unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect.

Counterparts

This Agreement may be executed by the parties hereto on any number of counterparts, each of which shall be an original and all of the counterparts taken together shall be deemed to constitute one ad the same instrument.

Amendment

No provision of this Agreement may be amended except by a statement in writing signed by both of us.  In connection with the operation of this Agreement, both of us may agree in writing from time to time on such provisions interpretive of or in addition to the provisions of this Agreement as may in both of our opinion be consistent with the general tenor of this Agreement.  No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

Assignment

Neither party may assign its rights and delegate its duties hereunder without the prior written consent of the other party, and provided that the assignee or delegate is held under terms similar to those of this Agreement.

Successor and Assigns

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Disaster Recovery

We agree that we have and will maintain during the term of this Agreement, at no additional expense to you, a reasonable disaster recovery plan in accordance with industry standards that provides for, and when implemented will provide for, recovery of our operations sufficient to enable us to fulfill our service obligations to you at a reasonable level, timeliness and quality within a reasonable time of the disaster.  We will use reasonable efforts to ensure a minimal disruption of service to you should a disaster occur and the reasonableness of our efforts shall be benchmarked against the scope of the disaster.  We agree that we will make our then-current disaster recovery plan available to you upon request for review.  We agree that we will test our disaster recovery plan no less frequently than annually and that we will make the summary result of such test available to you upon request for review and inspection, and we will make our business continuity plan, as modified to protect confidential information, available to you for your review.

Books and Records

All books, records and other documents received or prepared by us on your behalf shall be the exclusive property of you.  Except as otherwise authorized by you, all such books, records and other documents (other than those of which are not of a material nature) shall be preserved by us for the duration of the applicable recordkeeping requirement under the securities laws, rules and regulations for the type of document maintained or until they are delivered to you or duly appointed successors to us upon termination of this Agreement.